Exhibit 10.8B
FIRST AMENDMENT TO THE
BASIC LEASE INFORMATION AND
CANYON PARK TECHNOLOGY CENTER
OFFICE BUILDING LEASE AGREEMENT
     This First Amendment (this “First Amendment”) to the Basic Lease Information and Canyon Park Technology Center Office Building Lease Agreement (the “Lease”) is hereby entered into as of May 6, 2004 (the “Effective Date”) by and between Canyon Park Management Company representing TCU PROPERTIES I, LLC, a Utah limited liability company (“Landlord”), and OMNITURE, INC., a Delaware corporation (“Tenant”), having an office at 550 East Timpanogos Circle, Orem, Utah 84097, dated May 9, 2003 (the “Lease Date”).
Recitals
     A. Under the Lease, Tenant is renting from Landlord certain office space in Canyon Park Technology Center (“CPTC”) in Orem, Utah, defined as the “Premises” in the Lease.
     B. The Commencement Date under the Lease will be modified to correspond with Tenants occupancy of the Premises.
     C. Tenant requests that the Basic Rental Rate be modified and increased to cover costs of additional Tenant Improvements requested by Tenant and paid by Landlord.
     D. Rent Abatement Dates in the Lease will be modified to correspond with occupancy of the Premises by the Tenant.
     E. Tenant desires to expand the Premises to include an additional 31,357 rentable square feet (“RSF”) of space in Building G at CPTC.
Agreement
     Therefore, Landlord and Tenant agree as follows:
     1. Commencement Date. The Commencement Date under the Basic Lease will be changed from August 15, 2003 to April 1, 2004. The Commencement Date for the additional Premises is as follows:
Section 4-i below will have a Commencement Date of April 1, 2004. Section 4 ii & iii below will have a Commencement Date on date on which the Premises are Substantially Completed. For purposes of this Lease, “Substantially Completed” and/or “Substantial Completion” means the earlier of (a) the date on which Tenant actually occupies the Premises, or (b) the date on which (i) Tenant Improvements for the Premises (“Leasehold Improvements”) have been completed so that Tenant may use the Premises for their intended purpose; (ii) Landlord has obtained authorization for occupancy of the Premises from appropriate governmental authorities, if required; and (iii) Tenant, its employees, agents, customers, and invitees have ready access to the Building and the Premises through the lobby, entranceways, and hallways.
     2. Basic Rental. Tenant agrees that the Basic Rental rate under the Lease shall increase by $2,027.64 per month over the Term of the Lease.
     3. Rent Abatement. Tenant and Landlord agree that the Rent Abatement dates under the Lease, August 15, 2003 through August 14, 2004 will be changed to, April 1, 2004 through January 31, 2005.
     4. Definition of Premises. The definition of “Premises” under the Lease is amended by adding additional space of approximately 31,357 RSF to the existing Premises in the Lease as follows:
i.	Premise G14 and G04 — 3,439 RSF of Building in 1st floor lobby space of G14 and 364 RSF of data center space in Building basement of G04 as shown crosshatched on Attachment A-1 & A-2 hereto attached will be added to the Premises.

ii.	Premise G15 — 13,030 RSF of Building in 1st floor G15 office space as shown crosshatched on Attachment A-1 hereto attached will be added to the Premises.

iii.	Premise G23 — 14,523 RSF of Building in 2nd floor G23 office space as shown crosshatched on Attachment A-2 hereto attached will be added to the Premises.
     5. Rentable Area. The “Rentable Area” of the Premises shall increase from 16,558 RSF to 47,915 RSF.
     6. Rate/Annual Increases. The Basic Rate per square foot on the new Premises as outlined in section 4 above will be $14.50 per RSF. Basic Rent shall escalate $0.50 per rentable square foot on each one-year anniversary of Lease Commencement Date.
     7. Rent. Monthly and annual Basic Rent for the Additional Premises shall be as follows:
Premises as outlined in section 4-i above, $4,595.29 monthly and $55,143.48 annually. Premises as outlined in section 4-ii above, $15,745.79 monthly and $210,583.50 annually. Premises as outlined in section 4-iii above, $17,548.63 monthly and $210,583.50 annually. Monthly Rent for the 1st Amendment Additional Space shall be due in accordance with the payment terms in the Lease.
     8. Deposit. An additional security deposit equal to the last months’ Rent of $43,115.44 shall be paid to Landlord by Tenant upon execution of this Amendment.
     9. Monument Sign. Landlord agrees to allow Tenant’s monument sign to be installed 25 feet from Timpanogos Circle as requested by Tenant.

     10. Tenant Improvements. Subject to section 9 below, Landlord agrees to provide, install and pay for Tenant Improvements similar in look, quality and standard (wall type, finish, side lights, doors, paint, carpet, lighting, cubbies, column wraps, glass walls, doors, cabling placed in cable trays and cleaned up. etc.) as in Premises G24 and G25 of the Building. Landlord also agrees purchase and install a back-up generator (not to exceed 1200 kw) and UPS system (not to exceed 160 kva) as required by Tenant for the power backup of their critical computer systems.
     11. Plans, Specifications and Permits. Landlord and Tenant mutually agree that the approved and signed floor plan hereto attached as Attachment B-1 for Premises G15 and Attachment B-2 for Premises G23 will be the final approved floor plans to be submitted for the final blue prints for the Premises. Tenant and Landlord shall approve and sign the final blue prints prior to submitting them for the issuance of a building permit. Upon Landlord receiving proper building permits Landlord will have seventy (70) days from the date of issuance to completed Tenant Improvements in each of the Premises.
     12. Construction. Landlord and Tenant agree that the Construction time line on the Tenant Improvements shall be seventy (70) days from the date of receiving a valid building permit on the Premises. Landlord will pay Tenant $500.00 dollars per day penalty in reduced rent until the Tenant Improvements are completed and Tenant may occupy the Premises as described and outlined in Section 2. Delays in Construction that are caused by Tenant change orders will not be included in the seventy (70) day Construction period. Tenant agrees that for each day Construction is delayed by Tenant change orders, Landlord shall receive five hundred ($500.00) dollars per day penalty from Tenant.
     13. Change Orders. Tenant shall sign and Landlord and Tenant shall approve all change orders prior to any work be done.
     14. Furniture. Landlord shall allow Tenant to use the Landlord’s Herman Miller modular furniture at no charge to Tenant provided such furniture is not being used by Landlord or other tenants and subject to availability. Tenant is responsible for any damage to the furniture, normal wear and tear excepted.
     15. First Right of Refusal. Tenant shall have the right of first refusal on unoccupied space in the Building. Upon the receipt of written notice that Landlord has received a bona fide offer (the “Offer”) for the lease of space in the Building by a third party, Tenant shall have ten (10) days to provide Landlord with an unequivocal, irrevocable, written commitment to lease space upon the terms set forth in the Offer. If Tenant fails to provide Landlord with such notice within such 10-day period, Landlord shall be free to lease space in the Building to the third party pursuant to the Offer. Tenant shall have ongoing expansion rights at Canyon Park Technology Center. Notwithstanding the foregoing, Landlord will use their best efforts to move current occupants in the Building to other space in the Park during the Term of the Tenant’s Lease, provided (a) current occupants of the Building accept Landlord replacement space (b) occupants new office space is reasonably similar to the Premises, (c) the move, reconfiguration, improvement costs to configure occupant’s new office space to reasonably similar condition of the Premises at Tenant’s expense, and (d) any adjustments to Term and Rate of occupant’s lease costs will be paid for by Tenant.

     16. Parking. Landlord acknowledges that Tenant shall receive fifteen (15) additional reserved parking stalls in the north side of the Building. Landlord shall provide and pay all costs of painting the stalls in the reserved parking area.
     17. As-Is Condition. Tenant accepts the Premises in its existing, “as-is” condition except for any Tenant Improvements as outlined in section 9 and section 10 above and acknowledges and agrees that Landlord shall provide no funds for additional Tenant Improvements.
     18. Same Terms. Except as amended herein, all other terms and conditions of the Lease, as previously amended, shall remain in full force and effect.
(SIGNATURES ON NEXT PAGE)

TENANT:

OMNITURE, INC.

By:	/s/ Josh James

Name: Josh James

Title: CEO

Date: 5/6/2004

LANDLORD:

TCU PROPERTIES I, LLC

By: Canyon Park Management
Company, Inc., its Manager

By:	/s/ Thomas W. Macdonald

Name: Thomas W. Macdonald

Title: President

Date: 5/6/2004